Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 8, 2021, is by, between, and among Sysorex, Inc., a Nevada corporation (“SYSX”), TTM Acquisition Corp., a Nevada corporation and wholly owned subsidiary of SYSX (the “MergerSub”), and TTM Digital Assets & Technologies, Inc., a Nevada corporation (“TTM”). Certain capitalized terms used in this Agreement are defined in ARTICLE XII of this Agreement. Each of SYSX, MergerSub and TTM may be individually referred to herein as a “party” or collectively as the “parties.”

RECITALS:

WHEREAS, SYSX desires to acquire TTM, and TTM desires to be acquired by SYSX through a reverse triangular merger (also known as a forward subsidiary merger) in which MergerSub will merge into TTM with TTM being the surviving entity and a wholly owned subsidiary of SYSX pursuant to the terms hereof (the “Merger”) (references to the ‘transactions contemplated hereby or thereby’ shall in all instances include the Merger);

WHEREAS, in consideration of the Merger, at “Closing” (as defined in Section 3.1 herein) SYSX will issue shares of its common stock to the shareholders of TTM equal to eighty percent (80%) of the outstanding shares of SYSX (the “Merger Shares”) as set forth in Schedule I-C;

WHEREAS, in connection with “Closing” the Merger, certain indebtedness and outstanding liabilities of SYSX set forth on Schedule II will be cancelled and/or paid in full in consideration of the issuance of shares of common stock of SYSX (the “Debt Shares”) as set forth in Schedule I-B;

WHEREAS, the respective Boards of Directors of TTM, the MergerSub, and SYSX have, or will have prior to the Closing, approved and declared the Merger advisable upon the terms and subject to the conditions of this Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”);

WHEREAS, the respective Boards of Directors of TTM, the MergerSub and SYSX have, or will have prior to the Closing, determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective shareholders or members; and

WHEREAS, the parties hereto each intend, for federal income tax purposes, that the Merger contemplated hereby constitutes a tax-free exchange pursuant to Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2 herein), in accordance with the relevant provisions of the NRS, the MergerSub shall be merged with and into TTM, and TTM shall be the surviving corporation of the Merger (the “Surviving Corporation”).  At the Effective Time, the existence of MergerSub shall cease as a separate legal entity as a consequence of the Merger and TTM will become a wholly owned subsidiary of SYSX.

1.2 Effective Date and Time of Merger.  Upon the terms and subject to the conditions hereof, as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VII, ARTICLE VIII, and ARTICLE IX of this Agreement, Articles of Merger (the “Articles of Merger”) shall be filed with the Nevada Secretary of State in accordance with Section 92A.200 of the NRS.  The time of filing of the Articles of Merger shall be the “Effective Time,” and the date of such filing shall be the “Effective Date.”

1.3 Surviving Corporation.  Following the Merger, TTM shall continue to exist and shall be governed under the Laws of the State of Nevada and shall be the Surviving Corporation.

1.4 Effect of Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NRS.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers, and obligations of the MergerSub shall vest in the Surviving Corporation.

1.5 Articles of Incorporation of Surviving Corporation.  The Articles of Incorporation of TTM, as in effect at the Effective Time, shall continue in full force and effect, and shall be the Articles of Incorporation of the Surviving Corporation.

1.6 Bylaws of Surviving Corporation.  The Bylaws of TTM, as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation.

1.7 Change of Management.  Upon and as a condition of the Closing of this Agreement, Douglas Cole will resign as a director of SYSX and Zaman Khan will resign as SYSX’s Chief Executive Officer (“CEO”). Simultaneously, with the resignations of Mr. Cole and Mr. Khan, SYSX will authorize and appoint Wayne Wasserberg as the CEO of SYSX and as a director of SYSX to fill the vacancies created by the resignations of Messrs. Cole and Khan, respectively.

ARTICLE II.

PLAN OF MERGER

2.1 Conversion.

(a) Conversion of TTM Shares.  In consideration of the Merger, at the Effective Time, each share of TTM (the “TTM Common Stock” or “TTM Share(s)”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of common stock, $0.00001 par value per share, of SYSX (the “SYSX Common Stock” or “SYSX Share(s)”) (resulting in Merger Shares) as set forth in Schedule I-C, to the effect that the shareholders of TTM will receive that number of shares of SYSX Common Stock (approximately, 123,298,152 shares in the aggregate) representing at least eighty percent (80%) of the then outstanding shares of SYSX Common Stock after accounting for issuance of the Debt Shares as set forth in Schedule I-B and other SYSX Shares issued at or in connection with the Closing of the Merger as set forth in more detail in Schedule I. The TTM shareholders receiving Merger Shares, which will be issued contemporaneously with the Closing are listed in the “Capitalization Table” as set forth in Schedule I. All converted TTM Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (if any) or ownership interest previously representing any such converted TTM Shares shall thereafter represent the right to receive a stock certificate or direct registration book entry statement (“DRS Statement”) representing that number of shares of SYSX Common Stock into which such TTM Shares were converted in the Merger pursuant to this Agreement.  No fractional shares shall be issued in the Merger and all fractional shares shall be rounded down to the nearest whole SYSX Share; the aggregate number of Merger Shares issued to the shareholders of TTM shall be as set forth in Schedule I-C (approximately 123,298,152 shares in the aggregate).

(b) Conversion of MergerSub Common Stock into TTM Common Stock.  All shares of common stock, $0.00001 par value of MergerSub issued and outstanding in the aggregate immediately prior to the Effective Time shall be converted into and be exchanged for one hundred (100) newly and validly issued, fully paid and nonassessable shares of common stock, par value $0.000001 per share, of TTM.

2.2 Manner of Conversion Regarding Merger Shares.  The manner of converting the TTM Shares into shares of SYSX Common Stock (resulting in Merger Shares) in accordance with Section 2.1 above shall be as follows:

(a)	From and after the Effective Time, SYSX (either directly or through its transfer agent) shall act as exchange agent in effecting the exchange of shares of SYSX Common Stock for TTM Shares and pursuant to Section 2.1 hereof, SYSX will cause to be issued by its transfer agent (Computershare Limited), stock certificates or DRS Statements representing the Merger Shares to be received by the TTM shareholders in connection with the Merger.

2.3 Restricted Stock.  The shares of SYSX Common Stock to be issued pursuant to the Merger have not been registered under the Securities Act of 1933, as amended (“Securities Act”) and are “restricted securities” as that term is defined in SEC Rule 144 promulgated under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Each stock certificate or DRS Statement evidencing the Merger Shares shall bear an appropriate restrictive legend in accordance with Rule 144 under the Securities Act.

ARTICLE III.

CLOSING

3.1 Closing Date.  The Closing of the Merger and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place by the remote and electronic exchange of documents upon the satisfaction or waiver of the conditions set forth in ARTICLE VII, ARTICLE VIII and ARTICLE IX of this Agreement, or such other date, time and place as each of the parties hereto may otherwise agree in writing (the “Closing Date”).  Prior to the Closing, the shareholders who will receive shares of SYSX Common Stock as a result of the Merger and the items set forth in the Schedules shall provide SYSX’s legal counsel or transfer agent with share delivery instructions, confirmation of accredited investor status, absence of bad actor disqualifications (to the extent required by SYSX), and such other information and materials as SYSX may reasonably require.

3.2 Execution of Merger Documents.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger with the Nevada Secretary of State, together with any required or related certificates in such form as required by, and executed in accordance with, the relevant provisions of the NRS.  The Merger shall be effective as of the Effective Time.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SYSX

SYSX represents and warrants to TTM that all of the statements contained in this ARTICLE IV are true as of the date of this Agreement (or, if made as of a specified date, as of such date), or will be true as of the Closing, except as otherwise provided in this Agreement.

4.1 Due Incorporation; Foreign Qualification.  Each of SYSX and MergerSub are corporations duly organized, validly existing and in good standing under the Laws of the State of Nevada, with all requisite power and authority to own, lease and operate their properties and to carry on their businesses as they are presently operated.  True, correct and complete copies of the current Articles of Incorporation and Bylaws of SYSX and MergerSub have been delivered to TTM.  SYSX does not have any wholly or partially owned subsidiaries other than the MergerSub and Sysorex Government Services, Inc. and does not own any economic, voting or management interests in any other Person. SYSX will be the sole shareholder of the MergerSub at Closing.  SYSX is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, does not or would not reasonably be expected to result in a “SYSX Material Adverse Effect.”

4.2 Due Authorization.  SYSX has full power and authority to enter into this Agreement and the Articles of Merger, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by SYSX of this Agreement has been duly and validly approved and authorized by the Board of Directors of SYSX and no other actions or proceedings on the part of SYSX are necessary to authorize this Agreement, the Articles of Merger or the transactions contemplated hereby and thereby.  SYSX has duly and validly executed and delivered this Agreement.  This Agreement constitutes the legal, valid and binding obligation of SYSX, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other Laws from time-to-time in effect, which affect creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3 Consents; Non-Contravention.

(a) Except for the filing of the Articles of Merger with the Nevada Secretary of State and filings required by applicable federal and state securities Laws, no Permit, unobtained consent, authorization or approval of, or filing or registration with any Governmental Authority or any other Person not a party to this Agreement, is necessary in connection with the execution, delivery and performance by SYSX and MergerSub of this Agreement, the Articles of Merger or the consummation of the transactions contemplated hereby or thereby, or for the lawful continued operation of TTM following the Effective Time.

(b) Except as would not result in a SYSX Material Adverse Effect as otherwise qualified herein, the execution, delivery and performance by SYSX of this Agreement and the Articles of Merger do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, or constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) under any material Contract or Permit; (iii) give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien (except for any Lien for taxes not yet due and payable) upon any of the assets or properties of SYSX under any material Contract to which SYSX is a party or by which SYSX or any of its assets or properties are bound; (iv) permit the acceleration of the maturity of any indebtedness of SYSX or indebtedness secured by SYSX’s assets or properties; (v) violate or conflict with any provision of the current Articles of Incorporation or Bylaws of SYSX; or (vi) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any creditor or equity holder of SYSX, except as provided for in this Agreement.

4.4 Capitalization.  The authorized capital stock of SYSX consists of 500,000,000 shares of SYSX Common Stock and 10,000,000 shares of preferred stock.  As of the date of this Agreement, there are 494,311 shares of SYSX Common Stock issued and outstanding and no shares of preferred stock outstanding. SYSX has reserved for issuance the Debt Shares, pledged shares, existing options and other shares of SYSX Common Stock as set forth in Schedule I-B. SYSX has also reserved for issuance, 1,660,000 shares of SYSX Common Stock for SYSX employee stock options and an additional seventeen (17) shares are reserved for issuance pursuant to an existing stock option. SYSX is the sole owner of record and sole beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the outstanding equity securities of the MergerSub.  All of the issued and outstanding shares of SYSX Common Stock are validly issued, fully paid and non-assessable and no issuance thereof was subject to preemptive rights.  No shares of SYSX’s Common Stock are subject to any preemptive rights or other similar rights or (i) any Liens or encumbrances suffered or permitted by SYSX; (ii) except as set forth on Schedule II, there are no outstanding debt securities; (iii) other than as contemplated by this Agreement or set forth herein or in the SEC Reports, there are no other outstanding shares of SYSX Common Stock or SYSX capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of SYSX Common Stock or capital stock, or contracts, commitments, understandings or arrangements by which SYSX is or may become bound to issue additional shares of SYSX Common Stock or capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of SYSX Common Stock or capital stock; (iv) there are no agreements or arrangements under which SYSX is obligated to register the sale of any SYSX Common Stock or any of its capital stock or securities under the Securities Act except as may be set forth in the SEC Reports, in Schedule 12.21 or on Schedule II; (v) there are no outstanding SYSX Shares, capital stock or securities of SYSX that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which SYSX is or may become bound to redeem SYSX Common Stock, capital stock or securities of SYSX; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Merger Shares; (vii) SYSX does not have any stock appreciation rights plans or agreements or any similar plan or agreement, other than its 2018 Equity Incentive Plan; and (viii) there is no dispute as to the class of any shares of SYSX Common Stock, capital stock or securities.

4.5 SEC Reports; Financial Statements.  To its Knowledge, SYSX has filed all reports, schedules, forms, statements and other documents required to be filed by SYSX under the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as SYSX was required by Law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, including the Form 10-K filed with the SEC on March 29, 2021, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, to the Knowledge of SYSX, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of SYSX included in the SEC Reports (the “SYSX Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except (i) as may be otherwise indicated in the SYSX Financial Statements or the footnotes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of SYSX on a consolidated basis as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.6 Liabilities.  Except as set forth in the SEC Reports or on Schedule II, there are no liabilities of SYSX, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of SYSX, its agents or servants occurring prior to the period covered by the SYSX Financial Statements, which are not disclosed by or reflected in the SYSX Financial Statements or this Agreement.  To the Knowledge of SYSX, and except as set forth in the SEC Reports, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of SYSX, or as set forth on Schedule II. The MergerSub has no liabilities.

4.7 Material Changes; Undisclosed Events, Liabilities or Developments.  Except as otherwise set forth on Schedule II or described in the SEC Reports, and except for the transactions contemplated by this Agreement, since the period covered by the SYSX Financial Statements, (i) there has been no event, occurrence or development that has had or that could reasonably be expected, individually or in the aggregate, to result in a SYSX Material Adverse Effect, (ii) SYSX has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice (and has otherwise disclosed all such liabilities to the parties in writing prior to Closing), (iii) SYSX has not altered its method of accounting, (iv) SYSX has not declared or paid any dividend or made any distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) SYSX has not issued any equity securities to any officer, director or Affiliate, other than the shares of SYSX Common Stock being issued in connection with the Merger under this Agreement as set forth on Schedule I.  SYSX has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy or similar Law nor does SYSX have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or similar proceedings.

4.8 Taxes.  All federal, state, foreign, county, and local income, withholding, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments that are due and payable have been duly reported, fully paid and discharged as reported by SYSX, and there are no unpaid taxes which are, or could become a Lien on the properties and assets of SYSX, except as provided for in the SYSX Financial Statements, or have been incurred in the normal course of business of SYSX since that date.  All tax returns of any kind required to be filed have been filed and the taxes thereon paid, and SYSX is not the beneficiary of any extension of time within which to file a tax return other than any extensions of time obtained in the ordinary course of business consistent with past practice.  To the Knowledge of SYSX, there are currently no disputes as to taxes of any nature payable by SYSX and no claim has ever been made in writing by any taxing authority in a jurisdiction where SYSX does not file tax returns that SYSX is or may be subject to tax in that jurisdiction. SYSX has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any tax, nor is any such request outstanding.

4.9 Litigation.  There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of SYSX, threatened against SYSX or any of its officers or directors in their capacity as such, or any of its properties or businesses, and SYSX does not have any Knowledge of any facts or circumstances that may reasonably be likely to give rise to any of the foregoing other than claims for unpaid debts and trade payables. SYSX is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or Governmental Authority.  SYSX has not entered into any agreement to settle or compromise any proceeding pending or threatened in writing against it that has involved any obligation for which SYSX or its properties or business has any continuing obligation except as set forth in Schedule 4.9.  There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of SYSX, threatened by or against SYSX with respect to this Agreement, the Articles of Merger or in connection with the transactions contemplated hereby or thereby, and SYSX has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

4.10 Brokers/Service Providers.  Neither SYSX nor any of their agents or representatives has retained any finder, broker, agent, financial advisor, service provider or other intermediary in connection with the transactions contemplated hereby or thereby this Agreement except for existing agreements in place with Bespoke and Maxim to the extent they may be construed to be applicable to the transactions contemplated hereby or thereby this Agreement.

4.11 Board Approval.  The Board of Directors of SYSX, by unanimous written consent, duly adopted resolutions: (i) approving and declaring advisable this Agreement, the Merger and the transactions contemplated hereby or thereby; (ii) determining that the terms of the Merger are fair to and in the best interests of SYSX and its shareholders; and (iii) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

4.12 Disclosure.  All of the disclosures furnished by or on behalf of SYSX to TTM regarding SYSX, its business and the transactions contemplated hereby or thereby this Agreement, including, but not limited to the disclosure schedules to this Agreement, are true and correct and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V.

REPRESENTATIONS OF TTM

TTM represents and warrants to SYSX that all of the statements contained in this ARTICLE V are true as of the date of this Agreement (or, if made as of a specified date, as of such date), or will be true as of the Closing, except as otherwise provided in this Agreement.

5.1 Due Formation; Foreign Qualification.  TTM is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now presently operated.  True, correct and complete copies of the Articles of Incorporation and Bylaws of TTM have been delivered to SYSX.  TTM has one (1) wholly-owned subsidiary: Down South Hosting LLC, a Delaware limited liability company. Down South Hosting LLC owns a fifty percent (50%) membership interest in Up North Hosting LLC, a New York limited liability company. TTM has no other subsidiaries. Down South Hosting LLC is duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now presently operated. True, correct and complete copies of the Certificate of Formation and current Operating Agreement of Down South Hosting LLC have been delivered to SYSX.  Up North Hosting LLC is duly organized, validly existing and in good standing under the Laws of the State of New York, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now presently operated. True, correct and complete copies of the Articles of Organization and current Operating Agreement of Up North Hosting LLC have been delivered to SYSX.  TTM and each subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a “TTM Material Adverse Effect.”

5.2 Due Authorization.  TTM has full power and authority to enter into this Agreement, and the Articles of Merger and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by TTM of this Agreement has been duly and validly approved and authorized by its Board of Directors, and other than the approval by the majority of the shareholders of TTM, no other actions or proceedings on the part of TTM or its subsidiaries are necessary to authorize this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby.  TTM has duly and validly executed and delivered this Agreement.  This Agreement constitutes the legal, valid and binding obligation of TTM enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other Laws from time-to-time in effect, which affect creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3 Consents; Non-Contravention.

(a) Except for the filing of the Articles of Merger with the Nevada Secretary of State, filings required by applicable federal and state securities Laws, and the requirement to obtain approval of the shareholders of TTM as above, no Permit, consent, authorization or approval of, or filing or registration with any Governmental Authority or any other Person not a party to this Agreement, is necessary in connection with the execution, delivery and performance by TTM of this Agreement or the Articles of Merger or the consummation of the transactions contemplated hereby or thereby.

(b) Except as would not result in a TTM Material Adverse Effect or as otherwise qualified herein, the execution, delivery and performance by TTM of this Agreement and the Articles of Merger do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, or constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) under any material Contract or Permit; (iii) give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien (except for any Lien for taxes not yet due and payable) upon any of the assets or properties of TTM or its subsidiaries under any material Contract to which TTM is a party or by which TTM, its subsidiaries, or any of their assets or properties are bound; (iv) permit the acceleration of the maturity of any indebtedness of TTM or indebtedness secured by TTM’s assets or properties; (v) violate or conflict with any provision of the Articles of Incorporation or current Bylaws of TTM; or (vi) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any creditor or equity holder of TTM, except as provided for in this Agreement.

5.4 Capitalization.  The authorized shares of TTM consists of one hundred (100) shares of TTM Common Stock.  As of the date of this Agreement, there are issued and outstanding one hundred (100) shares of TTM Common Stock. All of the issued and outstanding shares of TTM Common Stock are validly issued, fully paid and non-assessable and the issuance thereof was not subject to preemptive rights or was issued in compliance therewith.  None of TTM’s Shares are subject to preemptive rights or any other similar rights or (i) any Liens or encumbrances suffered or permitted by TTM; (ii) there are no outstanding debt securities; (iii) there are no outstanding securities or rights convertible into any TTM Shares, or contracts, commitments, understandings or arrangements by which TTM is or may become bound to issue additional TTM Shares; (iv) there are no agreements or arrangements under which TTM is obligated to register the sale of any TTM Shares or any other TTM capital stock or securities under the Securities Act; (v) there are no outstanding TTM Shares, capital stock or securities of TTM that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which TTM is or may become bound to redeem TTM Shares, capital stock or securities of TTM; (vi) there are no TTM Shares, capital stock or securities of TTM or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the SYSX Shares as described in this Agreement; (vii) TTM does not have any member appreciation or participation rights plans or agreements or any similar plans or agreements or any equity incentive plans, and (viii) there is no dispute as to the class of any shares of TTM Common Stock, capital stock or securities. A majority of the shareholders of TTM and the entire Board of Directors of TTM have approved this Agreement, and there are no dissenting or non-approving shareholders.

5.5 Financial Statements.  As of their respective dates, TTM’s financial statements as of and for the period from inception (June 28, 2017) through March 31, 2021 (“TTM’s Financial Statements”) do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. TTM’s Financial Statements have been prepared in accordance with GAAP (except (i) as may be otherwise indicated in the TTM Financial Statements or the footnotes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of TTM as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

5.6 Liabilities.  To the Knowledge of TTM, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of TTM.

5.7 Material Changes; Undisclosed Events, Liabilities or Developments.  Since the period covered by the TTM Financial Statements, except for the transactions contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to TTM, or its business, prospects, properties, operations, assets or financial condition that would result in a TTM Material Adverse Effect.  TTM has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy or similar Law nor does TTM have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or similar proceedings.

5.8 Taxes.  All federal, state, foreign, county, and local income, withholding, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments that are due and payable have been duly reported, fully paid and discharged as reported by TTM, and there are no unpaid taxes which are, or could become a Lien on the properties and assets of TTM, except as provided for in the TTM Financial Statements, or have been incurred in the normal course of business of TTM since that date.  All tax returns of any kind required to be filed have been filed and the taxes thereon paid, and TTM is not the beneficiary of any extension of time within which to file a tax return other than any extensions of time obtained in the ordinary course of business consistent with past practice. To the Knowledge of TTM, there are currently no disputes as to taxes of any nature payable by TTM and no claim has ever been made in writing by any taxing authority in a jurisdiction where TTM does not file tax returns that TTM is or may be subject to tax in that jurisdiction. TTM has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any tax, nor is any such request outstanding.

5.9 Patents and Trademarks.  TTM has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with its business and which the failure to do so would result in a TTM Material Adverse Effect (collectively, the “TTM Intellectual Property Rights”).  TTM has not received a notice (written or otherwise) that any of the TTM Intellectual Property Rights used by TTM violate or infringe upon the rights of any Person.  To the Knowledge of TTM, all such TTM Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the TTM Intellectual Property Rights.  TTM has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual property, except where failure to do so would not, individually or in the aggregate, reasonably be expected to result in a TTM Material Adverse Effect.

5.10 Litigation.  There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of TTM, threatened against TTM or its Board of Directors or shareholders in their capacity as such, or any of its properties or business, and TTM has no Knowledge of any facts or circumstances that may reasonably be likely to give rise to any of the foregoing.  TTM is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or Governmental Authority.  TTM has not entered into any agreement to settle or compromise any proceeding pending or threatened in writing against it that has involved any obligation for which TTM, or its properties or business has any continuing obligation.  There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of TTM, threatened by or against either TTM with respect to this Agreement, the Articles of Merger or in connection with the transactions contemplated hereby or thereby, and TTM has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

5.11 Real Property and Personal Property Matters.

(a) Real Estate. TTM’s wholly owned subsidiary Down South Hosting LLC owns fifty percent (50%) of Up North Hosting LLC, the owner of the real property data center located at 4922 IDA Park Drive, Lockport, NY 14094. BWP Holdings LLC, a New York limited liability company, owns the other fifty percent (50%) of Up North Hosting through a series of wholly owned limited liability companies. TTM and BWP Holdings LLC have the right to use the data center pursuant to a Property Use Agreement. Several tenants lease space at the data center from Up North Hosting LLC.

(b) Personal Property. TTM and/or its subsidiary Down South Hosting LLC by its fifty percent (50%) ownership interest in Up North Hosting (or otherwise) has good and valid title to all personal property reflected in TTM’s Financial Statements, or acquired after December 31, 2018, including the asset lists of graphics cards, servers, and other computer equipment provided to SYSX. All such personal property is free and clear of any Liens. Neither TTM nor Down South Hosting LCC by its fifty percent (50%) ownership interest in Up North Hosting (or otherwise) lease personal property except in accordance with the Purchase Order entered into with CoreWeave, Inc. on April 1, 2021.

(c) Condition. The buildings, plants, structures, furniture, fixtures, machinery, equipment, and other items of personal property of TTM and its subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, and other items of personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.12 Compute Power. TTM owns and currently operates approximately 400 gigahash of compute capacity primarily for the mining of Ethereum and/or other cryptocurrencies.

5.13 Title and Sufficiency of Assets. TTM has valid title to, a valid leasehold interest in, or a valid license of or right to use, all of the assets which are purported to be owned, leased or licensed by it or its subsidiaries, in each case free and clear of all Liens. The buildings, plants, structures, furniture, fixtures, machinery, equipment, and other items of personal property currently owned or leased by TTM, together with all other properties and assets of TTM, are sufficient for the continued conduct of TTM’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of TTM as currently conducted and as proposed to be conducted.

5.14 Review of SYSX SEC Reports. TTM has reviewed the SYSX SEC Reports, including the Annual Report on Form 10-K filed with the SEC on March 29, 2021, and all recent Current Reports on Form 8-K and have had an opportunity to ask questions, review documents, and discuss with independent advisors as deemed appropriate prior to signing this Agreement.

5.15 Export/Import Compliance. TTM and its subsidiaries are in compliance with all Export/Import Laws and TTM has no Knowledge of any facts or circumstances and has not received any written claim from any Governmental Authority, employee or other Person, indicating that it is not in compliance with any export/import Laws or the terms or conditions of any permits relating to the export or import of any items (commodities, software, technology, cryptocurrency or other digital assets or tokens).

5.16 FCPA. Neither TTM nor any agent, employee, shareholder, officer, director or affiliate of TTM, has taken any action, directly or indirectly, that would result in: (i) a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, 15. U.S.C. § 78dd-2, and the rules and regulations thereunder (the “FCPA”), including without limitation making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; or (ii) a violation by such Persons of any other applicable Law relating to bribery or corruption (the “Anti-Corruption Laws”). TTM has conducted its business in compliance with the FCPA and the Anti-Corruption Laws. Neither TTM nor any agent, employee, shareholder, officer, director or affiliate of TTM has paid, offered or promised to pay, or authorized the payment directly or indirectly, of any monies or anything of value on behalf of TTM to any national, provincial, municipal or other government official or employee (including any official or employee of any directly or indirectly government-owned or controlled entity) or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any Person. Neither TTM nor, to TTM’s Knowledge, any agent, employee, shareholder, officer, director or affiliate, directly or indirectly, has on behalf of or with respect to TTM, (i) made any unlawful domestic or foreign political contributions, (ii) made any payment or provided services which were not legal to make or provide or which TTM or any such Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (iii) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (iv) had any material transactions or payments which are not recorded in its accounting books and records or (v) had any off-book bank or cash accounts.

5.17 Anti-Money Laundering/International Trade Law Compliance. Neither TTM either directly or through a third party acting on its behalf, nor any of its employees, shareholders, officers, directors or affiliates nor, to TTM’s Knowledge, any other individuals associated with the TTM (i) has or has had any of its assets in a “Sanctioned Country” (as defined below) or in the possession, custody or control of a Sanctioned Person, (ii) does or has done business with or derives or has derived any of its operating income from investments in or transactions with any “Sanctioned Person” (as defined below), (iii) uses or has used any of its assets to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country or (iv) is or was in violation of the Laws of the United States or any other applicable Law, including, without limitation, any Anti-Corruption/Terrorism Law. Further, TTM has instituted and maintains appropriate policies, procedures and internal controls designed to ensure continued compliance with such Laws. The Merger Shares will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Law, order or directive enforced by any Governmental Authority. “Sanctions Program” means all economic or financial sanctions or trade embargoes imposed or any other sanctions programs, administered or enforced from time to time by (A) the U.S. Government, or (B) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority. “Sanctioned Person” means, at any time, (A) any Person subject to or listed as a designated Person under any Sanctions Program, (B) any Person operating, organized or resident in a Sanctioned Country or (C) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (A) or (B). “Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any “Sanctions Program.”

5.18 Compliance. TTM and its subsidiaries have been and are in compliance with (i) all applicable articles of incorporation and Bylaws, each as amended to date (collectively, the “Charter Documents”), and (ii) all Laws or orders applicable to TTM or its subsidiaries or by which TTM, its subsidiaries or its business or any of its assets may be bound. No Governmental Authority has issued any notice or notification in writing stating that TTM or any of its subsidiaries is not in compliance with any Law or order. There are no governmental inquiries or investigations or internal investigations pending or, to TTM’s Knowledge, threatened, and to TTM’s Knowledge, there are no facts or circumstances that could form the basis for any such investigation or violation.

5.19 No Token Offerings. TTM has not engaged in an offering of digital coins or tokens. TTM’s business has been primarily limited to mining Ethereum and TTM has also mined GRIN, Ethereum Classic and other similar cryptocurrencies from time-to-time.

5.20 Brokers/Service Providers.  Except for Bespoke, neither TTM nor any of their agents or representatives has retained any finder, broker, agent, financial advisor, business advisor, service provider or other intermediary in connection with the transactions contemplated hereby or thereby this Agreement.

5.21 Board and Shareholder Approval.  The Board of Directors by unanimous written consent and the shareholders of TTM, by majority written consent, duly adopted resolutions: (i) approving and declaring advisable this Agreement, the Merger and the transactions contemplated hereby or thereby; (ii) determining that the terms of the Merger are fair to and in the best interests of TTM and its shareholders; and (iii) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

5.22 Disclosure(s).  All of the disclosures furnished by or on behalf of TTM to SYSX regarding TTM, its businesses and the transactions contemplated hereby, including the disclosure schedules to this Agreement, are true and correct and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI.

COVENANTS

6.1 Implementing Agreement.  Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action required of it to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, the filing of the Current Report on Form 8-K with the SEC as set forth below in Section 6.9.

6.2 Access to Information and Facilities; Confidentiality.

(a) From and after the date of this Agreement, SYSX shall allow TTM and its representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of SYSX and shall make the officers and employees of SYSX available to TTM and the MergerSub and their representatives as either party or its representatives shall from time-to-time reasonably request.  TTM and its representatives shall be furnished with any and all information concerning SYSX, which TTM or its representatives reasonably request and can be obtained by SYSX without unreasonable effort or expense.

(b) From and after the date of this Agreement and until Closing, TTM shall allow SYSX and its representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of TTM and shall make the Board of Directors and employees of TTM available to SYSX or its representatives as SYSX or its representatives shall from time-to-time reasonably request.  SYSX and its representatives shall be furnished with any and all information concerning TTM, which SYSX or its representatives reasonably request and can be obtained by TTM without unreasonable effort or expense.

(c) With respect to the information disclosed pursuant to this Section 6.2, the parties shall maintain the confidentiality of any material non-public information, confidential or proprietary information furnished by the other party.

6.3 Preservation of Business.  Subject to the terms of this Agreement, from the date of this Agreement until the Closing Date, each of SYSX, TTM, and MergerSub, as the case may be, shall operate only in the ordinary and usual course of business consistent with past practice, and shall use reasonable commercial efforts to: (i) preserve intact its present business organization, as the case may be; (ii) preserve the good and advantageous relationships of SYSX, TTM, and the MergerSub, as the case may be, with employees and other Persons material to the operation of their respective businesses; and (iii) not permit any action or omission within its control, which would cause any of the representations or warranties of SYSX, TTM, or the MergerSub, as the case may be, contained herein to become inaccurate in any material respect or any of the covenants of SYSX, TTM, or the MergerSub, as the case may be, to be breached in any material respect.

6.4 Conduct of Business.  From and after the date of execution of this Agreement and prior to the Effective Date, neither SYSX, TTM, nor MergerSub shall engage in any extraordinary action affecting the transactions contemplated hereby or thereby this Agreement without the other party or parties’ prior written consent, including, without limitation the following:  (i) SYSX shall not issue any equity securities or rights or enter into agreements to purchase or create instruments convertible into any equity securities of SYSX including SYSX Common Stock other than as contemplated by Schedule I and Schedule II (issuances to occur contemporaneously with Closing) or as otherwise referenced herein; (iii) neither SYSX, TTM nor MergerSub shall pay any dividends or redeem any securities; (iv) neither SYSX, TTM, nor MergerSub shall borrow any funds or incur any debt or other obligations except as set forth on Schedule II; and (v) no party hereto shall take any action which would have a Material Adverse Effect on the proposed Merger.

6.5 Certain Notices.  From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of: (i) the occurrence or non-occurrence of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated hereby or thereby this Agreement not to be satisfied; or (ii) the failure of SYSX, TTM, or MergerSub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated hereby or thereby this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.6 Consents and Approvals.

(a) SYSX shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby or thereby.  SYSX shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of SYSX pursuant to Applicable Law or otherwise in connection with this Agreement and the transactions contemplated hereby or thereby.

(b) TTM shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby or thereby.  TTM shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of TTM pursuant to Applicable Law or otherwise in connection with this Agreement and the transactions contemplated hereby or thereby.

6.7 Shareholder Approval.  At Closing, TTM shall have obtained the written approval of a majority of the shareholders of TTM (in accordance with its Bylaws) for the Merger and this Agreement, and the transactions contemplated hereby or thereby.

6.8 Supplemental Information.  From time-to-time after the signing of this Agreement and prior to the Closing, SYSX, on the one hand, and TTM, on the other hand, shall promptly disclose in writing to the other any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the other parties hereto or which would render inaccurate any of the representations, warranties or statements set forth in ARTICLE IV and ARTICLE V, respectively, hereof.

6.9 Tax-Free Treatment.

(a) SYSX, TTM, and MergerSub shall use their commercially reasonable efforts and cause their respective affiliates to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Merger to qualify as a tax-free exchange under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code.  Neither SYSX, TTM, nor MergerSub shall, nor shall they permit any of their respective representatives or Affiliates to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a tax-free exchange under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code; provided that no party shall be in breach of this Section 6.9 by virtue of the taking or failure to take any action that is expressly set forth in or contemplated by this Agreement and the transactions contemplated hereby and thereby.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, an exchange of property in exchange solely for stock of SYSX, and with the prior owners of TTM obtaining “control” of SYSX within the meaning of Treasury Regulation Sections 1.351-1 and Section 3.68(c) of the Code.  Except as otherwise required by Law, each of SYSX, TTM, and MergerSub shall report the Merger as an exchange within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) Notwithstanding the foregoing, neither TTM or SYSX, nor any representative of, or legal counsel, adviser, or consultant for, TTM or SYSX, warrants that the Merger will qualify as a tax-free exchange under any Section of the Code, or that any party to the transactions contemplated by this Merger Agreement will not recognize taxable income in connection with such transactions.

6.10 Exclusive Dealing.  From the date of this Agreement until Closing or termination hereof pursuant to Section 11.1, SYSX shall not, directly or indirectly, through any representative or otherwise, solicit, negotiate with or in any manner encourage, discuss or accept any proposal of any other Person relating to the acquisition of SYSX, SYSX Common Stock, capital stock or securities, or SYSX assets or business, in whole or in part, whether through direct purchase, merger, consolidation, or other business combination.

6.11 Status at Closing.  At Closing, (i) SYSX will have unpaid liabilities, and (ii) may have arrangements for the issuance or grant(s) of options, warrants, or other instruments convertible into SYSX Common Stock, capital stock or securities, or which would grant certain rights as referenced herein.

6.12 Cancellation of Indebtedness.  At Closing, SYSX shall obtain documentation evidencing the cancellation of the indebtedness as set forth on Schedule II.

6.13 Reporting Requirements.  At Closing, SYSX shall be current in its reporting requirements pursuant to Section 13 or Section 15(d) of the Exchange Act and each of the officers, directors, and applicable shareholders of SYSX shall be current in the filing of reports required pursuant to Section 16(a), 13(d), and/or 13(g) of the Exchange Act.

6.14 OTC Markets Quotation. At Closing, SYSX must maintain the quotation of its common stock on OTCQB.

6.15 Shares Outstanding. At Closing, SYSX shall have the shares outstanding in the amounts set forth on the “Capitalization Table” attached hereto as Schedule I.

6.16 Payment of Debts.  SYSX has significant outstanding debts and unpaid liabilities as described in the SEC Reports and SEC Financial Statements. In connection with the Merger, certain debts set forth on Schedule II will be cancelled in exchange for issuance of SYSX Common Stock. Other debts listed on Schedule II may need to be settled or paid following the Closing. TTM acknowledges and understands that SYSX does not currently have the financial ability to pay its debts.

6.17 Employee Options. On the condition of and promptly after the Closing, SYSX will use its best efforts to amend the SYSX 2018 Equity Incentive Plan and grant options thereunder to employees of its subsidiary, Sysorex Government Services, Inc., in the aggregate amount set forth in Schedule III.

6.18 Change of Management.  Upon and as a condition of Closing this Agreement, the Board of Directors of SYSX shall approve and appoint Wayne Wasserberg as Chief Executive Officer, President and as a director of SYSX. Prior to Closing, Mr. Wasserberg will provide SYSX with an executed questionnaire confirming he is not disqualified as a “Bad Actor” as defined by Regulation D of the Securities Act of 1933, as amended. Within thirty (30) days after the Closing, Nadir Ali shall resign from the Board of Directors of SYSX.

6.19 TTM Financial Statements. TTM shall have completed its audited financial statements for the periods required by SYSX’s auditor within Seventy-Five (75) days of the Closing and SYSX shall file the same with the SEC in a Current Report on Form 8-K, as required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act.

ARTICLE VII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF TTM

The obligations of TTM under this Agreement are subject to the satisfaction (or waiver by TTM) of the following conditions precedent on or before the Closing Date:

7.1 Representations and Warranties.  Without supplementation after the date of this Agreement, the representations and warranties of SYSX contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date.

7.2 Compliance with Agreements and Covenants.  SYSX shall have performed and complied in all material respects with all covenants, obligations and agreements contained in this Agreement to be performed and complied with by SYSX on or prior to the Closing Date.

7.3 Officer’s Certificate.  TTM shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to TTM and its counsel), executed by an executive officer of SYSX, certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.

7.4 Consents and Approvals.  TTM shall have received written evidence satisfactory to TTM that all consents and approvals required for the consummation of the transactions contemplated hereby or thereby have been obtained, and all required filings pertaining to this Agreement and the transactions contemplated hereby or thereby have been made.

7.5 No SYSX Material Adverse Effect.  At the Closing Date, there shall have been no SYSX Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to result in a SYSX Material Adverse Effect.

7.6 Actions or Proceedings.  No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which: (i) is likely to constitute a SYSX Material Adverse Effect; or (ii) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

7.7 Restricted Shares.  TTM shall be satisfied that the issuance of the shares of SYSX Common Stock in connection with the Merger shall be exempt from registration under Regulation D Rule 506(b), as promulgated under Section 4(a)(2) of the Securities Act and all applicable state securities Laws.

7.8 Reporting Requirements. Prior to and at Closing, SYSX shall be current in its reporting requirements pursuant to Section 13 or Section 15(d) of the Exchange Act and that each of the officers, directors, and applicable shareholders would be current in the filing of reports required pursuant to Section 16(a), 13(d), and/or 13(g) of the Exchange Act.

7.9 OTC Quotation.  SYSX must maintain the quotation of its common stock on OTCQB.

7.10 Approval of Merger or Exchange. The MergerSub shall have approved this Agreement and the Merger contemplated hereby in accordance with the NRS.

7.11 Approval of Final Schedules. All schedules attached to this Agreement shall be delivered in final form and reasonably acceptable to TTM and may only be amended by written agreement of the parties.

ARTICLE VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SYSX

The obligations of SYSX under this Agreement are subject to the satisfaction (or waiver by SYSX) of the following conditions precedent on or before the Closing Date:

8.1 Representations and Warranties.  Without supplementation after the date of this Agreement, the representations and warranties of TTM contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date.

8.2 Compliance with Agreements and Covenants.  TTM shall have performed and complied in all material respects with all covenants, obligations and agreements contained in this Agreement to be performed and complied with by TTM on or prior to the Closing Date.

8.3 Officer’s Certificate.  SYSX shall have been furnished with a certificate dated as of the Closing Date and in form and substance reasonably satisfactory to SYSX, executed by the President of TTM, certifying to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

8.4 Consents and Approvals.  SYSX shall have received written evidence satisfactory to SYSX that all consents and approvals, including written approval of the majority of the shareholders of TTM, required for the consummation of the transactions contemplated hereby or thereby have been obtained by TTM, and all required filings have been made pertaining to this Agreement and the transactions contemplated hereby or thereby.

8.5 No TTM Material Adverse Effect.  At the Closing Date, there shall have been no TTM Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to result in a TTM Material Adverse Effect.

8.6 Actions or Proceedings.  No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which: (i) is likely to constitute a TTM Material Adverse Effect; or (ii) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby or thereby.

8.7 Approval of Merger or Exchange.  The MergerSub shall have approved this Agreement and the Merger contemplated hereby in accordance with the NRS.

8.8 Approval of Final Schedules. All schedules attached to this Agreement shall be delivered in final form and reasonably acceptable to SYSX and may only be amended by written agreement of the parties.

ARTICLE IX.

DELIVERABLES AT CLOSING

9.1 SYSX Closing Deliverables.  At the Closing, in addition to any other documents or agreements required under this Agreement, SYSX shall deliver to TTM the following:

(a) Resolutions of the Board of Directors of SYSX approving and authorizing the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or thereby, including the Merger;

(b) The certificate required pursuant to Section 7.3 hereof;

(c) The executed Articles of Merger;

(d) Documentation sufficient to confirm the cancellation of indebtedness as set forth on Schedule II;

(e) Irrevocable instructions directing SYSX’s transfer agent, immediately following the filing of the Articles of Merger, to issue the stock certificates or DRS Statements representing the Merger Shares to the TTM shareholders;

(f) Resolutions of all of the members of the Board of Directors and a majority of the shareholders of the MergerSub approving and authorizing the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or thereby, including the Merger; and

(g) All other instruments and documents that TTM or its counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary: (i) to fulfill any obligation required to be fulfilled by SYSX on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

9.2 TTM and MergerSub Closing Deliverables.  At the Closing, in addition to any other documents or agreements required under this Agreement, TTM shall deliver to SYSX the following:

(a) Resolutions of all of the members of the Board of Directors and a majority of the shareholders of TTM approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger;

(b) The certificate required pursuant to Section 8.3 hereof;

(c) The executed Articles of Merger;

(d) Duly cancelled certificates representing all of the outstanding shares of TTM or such other document evidencing the cancellation of the TTM shares and a stock certificate of TTM in the name of SYSX representing the shares that MergerSub converted and exchanged pursuant to Section 2.1(b);

(e) A certificate stating that TTM is not and has not been a “United States real property holding corporation” as defined in section 897(c) of the Code for the period described in section 897(c)(1)(A)(ii) of the Code, which certificate shall be in accordance with the requirements of sections 1.897-2(h)(2) and 1.1445-2(c)(3) of the United States Treasury Regulations;

(f) A copy of the signed engagement letter of Friedman LLP agreeing to act as the auditor of SYSX and to complete the audit of the TTM Financial Statements;

(g) A copy of the signed engagement letter of Armanino LLP agreeing to provide accounting services to SYSX and to assist with the audit of the TTM Financial Statements; and

(h) All other instruments and documents that SYSX or its counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary: (i) to fulfill any obligation required to be fulfilled by TTM on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

ARTICLE X.

MUTUAL INDEMNIFICATION

10.1 Indemnification.

(a) SYSX covenants and agrees to defend, indemnify and hold harmless TTM its directors(s), shareholders, and each Person who controls TTM within the meaning of the Securities Act from and against any damages (including reasonable attorneys’, accountants’, and experts’ fees, disbursements of counsel, and other related costs and expenses) arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by SYSX in this Agreement; or (ii) the failure of SYSX to perform or observe fully any covenant, agreement, provision or condition to be performed or observed by it pursuant to this Agreement.

(b) TTM covenants and agrees to defend, indemnify and hold harmless SYSX and its officers, directors, and each Person who controls SYSX within the meaning of the Securities Act from and against any damages (including reasonable attorneys’, accountants’, and experts’ fees, disbursements of counsel, and other related costs and expenses) arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by TTM in this Agreement; or (ii) the failure by TTM to perform or observe fully any covenant, agreement, provision or condition to be performed or observed by it pursuant to this Agreement.

10.2 Third-Party Claims.

(a) If any party entitled to be indemnified pursuant to Section 10.1 (an “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third Person of any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Authority or arbitrator and an appeal from any of the foregoing (any such claim or Action being referred to herein as an “Indemnifiable Claim”) with respect to which another party hereto (an “Indemnifying Party”) is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any damages directly resulted or were caused by such failure.

(b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent.  So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle, or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

10.3 Indemnification Non-Exclusive.  The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.

10.4 Right to Additional Shares. In the event of a breach under Section 4.7 of this Agreement, which is discovered within a period of one (1) year from the Effective Time, and confirmed by the Board of Directors of SYSX in its sole and absolute discretion, the holders of the Merger Shares shall, subject to approval of the Board of Directors of SYSX, which may be withheld in its sole and absolute discretion, have a right to receive additional SYSX Shares. The number of additional SYSX Shares shall be determined by reference to the amount of any actual liabilities, fees or damages (“Damages”) incurred by such breach (e.g., discovery of additional indebtedness not included in Schedule II or otherwise disclosed in this Agreement) in an amount that shall be reasonably determined by the Board of Directors in its sole and absolute discretion. In the event that the Board of Directors determines that a qualifying breach has occurred, and has determined the monetary value of such Damages, the Board of Directors may, but is not required to, approve the issuance of the number of shares of SYSX Common Stock equal to the Damages divided by the twenty (20) day volume weighted average price (the “VWAP”) of SYSX Common Stock measured from the issuance date of such SYSX Shares. Such SYSX Common Stock shall thereafter, subject to approval of the Board of Directors, be distributed on a pro-rata basis to the holders of the Merger Shares set forth on Schedule I-C hereto (whether or not they hold any shares at the time of any such issuance).

ARTICLE XI.

TERMINATION

11.1 Agreement Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated, and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, only as follows:

(a) by mutual written agreement of TTM and SYSX; or

(b) by TTM (if TTM is not then in material breach of its obligations under this Agreement) if: (i) a material default or breach shall be made by SYSX with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within thirty (30) days; (ii) SYSX makes an amendment or supplement to any schedule hereto and such amendment or supplement reflects a SYSX Material Adverse Effect after the date of this Agreement; (iii) a SYSX Material Adverse Effect shall have occurred after the date of this Agreement; or (iv) the Board of Directors of SYSX withdraws its recommendation of the Merger, if given, or recommends to holders of SYSX Common Stock the approval of any transaction other than the Merger; or

(c) by SYSX (if SYSX is not then in material breach of its obligations under this Agreement) if: (i) a material default or breach shall be made by TTM with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within thirty (30) days; (ii) TTM makes an amendment or supplement to any schedule hereto and such amendment or supplement reflects a TTM Material Adverse Effect after the date of this Agreement; (iii) a TTM Material Adverse Effect shall have occurred after the date of this Agreement; or (iv) the Board of Directors of TTM withdraws its recommendation of the Merger, if given, or recommends to the shareholders of TTM the approval of any transaction other than the Merger.

11.2 Effect of Termination.  In the event a termination of this Agreement is authorized pursuant to Section 11.1 hereof, written notice thereof shall be given to the other parties and all obligations of the parties shall terminate and, except as otherwise provided in this Section 11.2, no party shall have any right against any other party hereto for any loss, damage, expense (including out-of-pocket expenses) or liability, including, without limitation, reasonable attorneys’ fees and disbursements arising out of the preparation and execution of this Agreement, fulfilling in whole in part its obligations under this Agreement or otherwise incurred by a party in any action or proceeding between such party and the other party hereto or between such party and a third party, which is determined to have been sustained, suffered or incurred by a party and to have arisen from or in connection with an event or state of facts which is subject to claim under this Agreement.

ARTICLE XII.

MISCELLANEOUS

12.1 Certain Definitions.  As used herein, the following terms shall have the meanings set forth below:

“Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Applicable Law” shall mean all Laws, to the extent applicable to any Person.

“Bespoke” shall mean Bespoke Growth Partners, Inc., a Delaware corporation.

“Chicago Ventures” shall mean Chicago Venture Partners, L.P., a Utah limited partnership.

“Contract” shall mean any contract, lease, commitment or understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument or license, whether written or verbal, which is intended or purports to be a binding and enforceable agreement.

“First Choice” shall mean First Choice International Company, Inc., a Delaware corporation.

“Form 10-K” shall mean the 10-K of Sysorex for the year ended December 31, 2021 filed with the SEC on March 29, 2021.

“Governmental Authority” shall mean: (i) the government of the United States: (ii) the government of any foreign country; (iii) the government of any state or political subdivision of the government of the United States or the government of any foreign country; or (iv) any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. “Governmental Authorities” shall mean any one or more of the above.

“Inpixon” shall mean Inpixon, a Nevada corporation.

“Knowledge” shall mean, as it relates to a Person, the actual Knowledge of that Person or its chief executive officer or managing member(s), in each case upon reasonable inquiry.

“Law(s)” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Lien” shall mean any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance upon any of the assets or properties of any Person.

“Maxim” shall mean Maxim Group LLC.

“Permit” shall mean a permit, license, registration, certificate of occupancy, approval or other authorization issued by any Governmental Authority.

“Person” shall mean any corporation, proprietorship, firm, partnership, limited partnership, trust, association, individual or other entity.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Systat” shall mean Systat Software, Inc., a Delaware corporation.

“SYSX Material Adverse Effect” shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of SYSX and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect: (a) (i) any adverse change attributable to the announcement or pendency of the transactions contemplated hereby or thereby this Agreement; or (ii) any adverse change attributable to or conditions generally affecting (A) the information technology industry as a whole; (B) the United States economy or financial markets in general; or (C) any foreign economy or financial markets in any location where SYSX has material operations or sales; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world, or any governmental or other response or reaction to any of the foregoing; or (c) any action by SYSX approved or consented to in writing by TTM.

“TTM Material Adverse Effect” shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of TTM; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect: (a)(i) any adverse change attributable to the announcement or pendency of the transactions contemplated hereby or thereby this Agreement; or (ii) any adverse change attributable to or conditions generally affecting the United States economy or financial markets in general; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world, or any governmental or other response or reaction to any of the foregoing; or (c) any action by TTM approved or consented to in writing by SYSX.

12.2 Other Definitions.  In addition to the terms set forth in Section 12.1 and elsewhere in this Agreement, each of the following terms is defined in the section set forth opposite such term, however, this Section 12.2 may not include all defined terms appearing within this Agreement or all of the precise locations where such terms may be further defined:

Defined Term	Location
Agreement	Preamble
Articles of Merger	§1.2
Claim Notice	§10.2(a)
Closing	§3.1
Closing Date	§3.1
Code	Recitals
Effective Date	§1.2
Effective Time	§1.2
Exchange Act of 1934	§4.5
GAAP	§4.5
Indemnifiable Claim	§10.2(a)
Indemnified Party	§10.2(a)
Indemnifying Party	§10.2(a)
Merger	Recitals
MergerSub	Preamble
NRS	Recitals
Remaining Notes Securities Act	§6.11 §6.18
SYSX	Preamble
SYSX Common Stock	§2.1
SYSX Financial Statements	§4.5
SYSX Shares	§2.1
TTM	Preamble
TTM Financial Statements	§1.1
TTM Intellectual Property Rights	§5.8
Securities Act of 1933	§2.3
SEC Reports	§4.5
Shareholder	Preamble
Surviving Corporation	§1.1

12.3 Expenses.  Except as otherwise expressly provided herein, each party hereto shall bear its own expenses with respect to this Agreement and the transactions contemplated hereby.

12.4 Amendment.  This Agreement may only be amended, modified or supplemented pursuant to a written agreement signed by each of the parties hereto.

12.5 Survival of Representations and Warranties.  All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect for a period of one (1) year from the Effective Time, at the end of which period no claim may be made with respect to any such covenant, representation, or warranty unless such claim shall have been asserted in writing to the indemnifying party during such period.

12.6 Press Release; Public Announcements.  The parties shall neither issue any press release nor make any other public announcements in respect of this Agreement or the transactions contemplated herein without prior consultation and written approval by the other party as to the form and content thereof, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any party may make any disclosure that its counsel advises is required by the SEC, Applicable Law or regulation, in which case the other party shall be given such reasonable advance notice as soon as practicable under the circumstances, and the parties shall use their best efforts to cause a mutually agreeable press release and/or public announcement to be issued.

12.7 Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given pursuant to this Agreement must be in writing (including electronic format) and will be deemed by the parties to have been received: (i) upon delivery in person (including by reputable express courier service) at the address set forth below; (ii) upon delivery by electronic mail (as verified by a printout showing satisfactory transmission) at the electronic mail address set forth below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first (1st) business day following such delivery where such notice is to be received); or (iii) upon three (3) business days after mailing with the United States Postal Service if mailed from and to a location within the continental United States by registered or certified mail, return receipt requested, addressed to the address set forth below.  Any party hereto may from time-to-time change its physical or electronic address for notices by giving notice of such changed address or number to the other party in accordance with this section.

If to TTM at:	50 West Liberty Street, Suite 750, Reno, NV 89501
Attention: Rew R. Goodenow
Email: RGoodenow@parsonsbehle.com

With a copy to:

Peter Salanki
Email: peter.salanki@gmail.com

Wayne Wasserberg
Email: waynewasserberg@gmail.com

If to SYSX at:	13880 Dulles Corner Lane, Suite 175
Herndon, VA 20171
Attention: Zaman Khan
Email: Zaman.Khan@sysorexinc.com

With a copy to:

Adams Corporate Law, Inc.
17853 Santiago Blvd., Suite 107-283
Villa Park, CA 92861
Attention: Addison Adams, Esq.
Email: Addison@adamscorporatelaw.com

12.8 Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

12.9 Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

12.10 Applicable Law and Venue.  This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the Laws of the State of Nevada (without giving effect to any choice or conflict of law provisions), and any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the State of Nevada and in no other place.

12.11 Attorneys’ Fees.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

12.12 Assignment.  This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations by any party to this Agreement related to the transactions contemplated hereby or thereby shall be made by any party without the prior written consent of all the other parties hereto.

12.13 No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

12.14 Further Assurances.  Upon the reasonable request of any party hereto, as applicable, each other party hereto shall, on and after the Closing Date, execute and deliver such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated hereby or thereby this Agreement.

12.15 Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall remain in full force and shall not be affected thereby, and there shall be deemed substituted for such invalid, illegal or unenforceable provision, a valid, legal and enforceable provision as similar as possible to the provision at issue.

12.16 Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by Law, in equity or otherwise.

12.17 Entire Understanding.  This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes all prior agreements, letters of intent, arrangements and understandings between the parties, including the Letter of Intent dated March 15, 2021, excepting the provisions of Section 9 and the Exclusivity Letter attached as Exhibit A to the Letter of Intent which shall survive the formation of this Agreement.

12.18 Exhibits and Schedules. Each of the exhibits, schedules, or similar attachments referenced in this Agreement is annexed hereto and is incorporated herein by this reference and expressly made a part hereof.

12.19 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile transmissions of any signed original document, or transmission of any signed facsimile document, shall constitute delivery of an executed original.  At the request of any of the parties, the parties shall confirm facsimile transmission signatures by signing and delivering an original document.

12.20 Full Acknowledgement.  By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of competent and experienced counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.  To the extent that a party elects not to consult with such counsel, the party hereby waives any defense to inadequate representation by counsel.  The parties expressly acknowledge that neither Wilson Law Group, PLLC nor Mark H. Peikin, Esq. nor any entity Affiliated or related to either Wilson Law Group, PLLC or Mark H. Peikin, Esq. has provided legal representation to any party in connection with this Agreement or the transactions contemplated hereby.

12.21 Registration Rights. The holders of SYSX Shares set forth on Schedule 12.21-A will be entitled to the Registration Rights described in the “Registration Rights Agreement” attached hereto in Schedule 12.21-B.

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[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed and delivered on the respective day and year set forth below.

Sysorex, Inc.

Date: April 8, 2021	By:	/s/ Zaman Khan
	Name:	Zaman Khan, Chief Executive Officer

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed and delivered on the respective day and year set forth below.

TTM Acquisition Corp.

Date: April 8, 2021	By:	/s/ Zaman Khan
	Name:	Zaman Khan, President

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed and delivered on the respective day and year set forth below.

TTM Digital Assets & Technologies, Inc.

Date: April 8, 2021	By:	/s/ Peter Salanki
	Name:	Peter Salanki, President